Exhibit 10.6

TRANSITION AGREEMENT

This Transition Agreement (the “Agreement”) is entered into by and between diaDexus, Inc., a Delaware corporation (the “Company”), and Brian E. Ward (the “Executive”).  The Company and the Executive have determined that it is in the best interests of the Company and its stockholders to enter into this Agreement to ensure a smooth transition of the Executive’s duties and on-going projects.

1. Transition Period.

(a) Role and Responsibilities.  The Executive’s employment with the Company on an at-will basis will continue until not later than December 31, 2014 (such date, or any earlier date of a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)), the “Separation Date”).  Between the date of this Agreement and the Separation Date (such period, the “Transition Period”), the Executive will be responsible for performing his duties, at the direction of the Board of Directors, in good faith and in furtherance of the Company’s corporate goals and objectives.  Effective as of the Separation Date, the Executive will no longer be employed by, and will formally resign in writing from, all positions he then-holds with the Company and any of its affiliates.  During the Transition Period, the Executive must continue to comply with all of his obligations under this Agreement, all of the Company’s policies and procedures of general applicability to employees in United States and/or California in effect from time to time, and all of his statutory and contractual obligations to the Company.

(b) Compensation.   During the Transition Period, the Executive will continue to be paid his current base salary of $37,766.67 per month, less applicable withholdings and deductions.  In addition, the Executive will continue to be eligible to participate in the Company’s employee benefit plans on the terms and conditions of those plans in effect from time to time.  The Executive will also continue to vest in the ordinary course in his outstanding compensatory equity awards in accordance with the applicable plan document and award agreements.  On the Separation Date, he will receive payment for all accrued but unpaid salary (at the current rate) and accrued but unused vacation pay owed to him through the Separation Date.

(c) Early Transition.  If, on or before December 31, 2014, the Company decides to accelerate the Separation Date for any reason other than “Cause” (as “Cause” is defined in the Key Employment Severance Benefit Plan), or if the Executive’s employment terminates on December 31, 2014 as the ordinary course conclusion of the Transition Period, and, in either case, provided the Executive signs, returns and does not revoke the form of Separation Date Release attached hereto as Exhibit A within 30 days after the Separation Date, then, in addition to the Severance Benefits described below, the Company will provide to him, as transition severance (and subject to applicable withholdings and deductions), the following (collectively, the “Transition Payments”):

(i) Salary.  For a Separation Date prior to December 31, 2014, the Company will continue to pay his current base salary through December 31, 2014, on the regular payroll schedule, although no payments will be made pending the effectiveness of the Separation Date Release, and on the first payroll date on or after the date that is 30 days after the Separation Date, the Company will pay as a lump sum the amounts that would have been paid in the ordinary course through such date.

(ii) Bonus.  The Company will pay the Executive the amount of annual bonus (calculated based on his current base salary) that the Executive would have earned based on achievement of performance goals under the Company’s 2014 bonus program had he remained employed through the payment date, with such payment made on the date that the Company pays such amounts, if any, to current employees (which in all cases will be before March 15, 2015).

(iii) COBRA.  If the Separation Date is prior to December 31, 2014, and if the Executive timely elects continued coverage under COBRA for himself and his covered dependents under the Company’s group health plans following his Separation Date, then the Company will pay to the Executive, on a monthly basis with the last payroll date of each month, an amount equal to the COBRA premiums necessary to continue his health insurance coverage in effect for himself and his eligible dependents for the period commencing on the termination of his benefits following his Separation Date until the earliest of (A) December 31, 2014, (B) the expiration of his eligibility for the continuation coverage under COBRA, or (C) the date when he becomes eligible for substantially equivalent health insurance coverage in connection with new employment.  However, no payments will be made pending the effectiveness of the Separation Date Release, and on the first payroll date on or after the date that is 30 days after the Separation Date, the Company will pay as a lump sum the amounts that would have been paid in the ordinary course through such date.

(iv) Vesting.  For a Separation Date prior to December 31, 2014, the Company will accelerate, effective as of the Separation Date, the number of shares under each of the Executive’s then-outstanding equity awards that would have vested in the ordinary course between the Separation Date and December 31, 2014.

(v) Exercisability.  The Company will amend the Executive’s then-outstanding equity awards so that the post-termination exercise period applicable on a termination without Cause will end on March 31, 2015.  The Executive acknowledges and agrees that by signing this Agreement, and accepting this prospective amendment of the post-termination exercise period applicable to his options, those options may cease to be incentive stock options as of the date of this Agreement (if they were otherwise incentive stock options on the date of this Agreement).

2. Severance.  Provided the Executive’s service does not terminate prior to December 31, 2014 due to his resignation or the Company’s decision to accelerate the Separation Date due to a termination for Cause, and provided the Executive signs, returns and does not revoke the form of Separation Date Release attached hereto as Exhibit A within 30 days after the Separation Date, then, in addition to the Transition Payments, the Company will provide to him, in full satisfaction of his rights under the Key Employee Severance Benefit Plan (and subject to applicable withholdings and deductions), the following (the “Severance Benefits”), in addition to the Transition Benefits described above:

(a) the Company will continue to pay the Executive’s then-current base salary for 12 months following his Separation Date, on the regular payroll schedule, although no payments will be made pending the effectiveness of the Separation Date Release, and on the first payroll date on or after the date that is 30 days after the Separation Date, the Company will pay as a lump sum the amounts that would have been paid in the ordinary course through such date; and

(b) if the Executive timely elects continued coverage under COBRA for himself and his covered dependents under the Company’s group health plans following his Separation Date, then the Company will pay to the Executive, on a monthly basis with the last payroll date of each month, an amount equal to the COBRA premiums necessary to continue his health insurance coverage in effect for himself and his eligible dependents for the period commencing on his Separation Date until the earliest of: (A) the first anniversary of his Separation Date, (B) the expiration of his eligibility for the continuation coverage under COBRA, or (C) the date when he becomes eligible for substantially equivalent health insurance coverage in connection with new employment.   However, no payments will be made pending the effectiveness of the Separation Date Release, and on the first payroll date on or after the date that is 60 days after the Separation Date, the Company will pay as a lump sum the amounts that would have been paid in the ordinary course through such date.   For the avoidance of doubt, if the Executive’s service terminates prior to December 31, 2014, the Company will not make payments under both this Section 2(b) and Section 1(c)(iii) for the period between the Separation Date and December 31, 2014.

3. Release and 1542 General Release. In consideration for the promises and obligations of the Company described in this Agreement, and except as otherwise set forth in this Section, the Executive hereby generally and completely releases the Company and its affiliates, and their respective parents, subsidiaries, successors, predecessors and affiliates, and their partners, members, directors, officers, employees, stockholders, agents, attorneys, insurers, affiliates and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct or omissions occurring at any time prior to and including the date of this Agreement.  This general release includes, but is not limited to: (a) all claims arising out of or in any way related to the Executive’s employment with the Company and its affiliates, or their affiliates, or the termination of that employment; (b) all claims related to the Executive’s compensation or benefits, including but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options or any other ownership interests in the Company and its affiliates, or their affiliates; (c) all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing, and promissory estoppel; (d) all tort claims, including but not limited to, claims for fraud, defamation, libel, slander, personal injury, negligent or intentional misrepresentation, emotional distress and discharge in violation of public policy; and (e) all federal, state, provincial and local statutory claims, including but not limited to, claims for discrimination, harassment, retaliation, unfair business practices, attorneys’ fees or other claims arising under the federal Civil Rights Act of 1964 (as amended), the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Equal Pay Act, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Older Workers Benefit Protection Act,  the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, the Immigration Control and Reform Act, the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act (as amended), and the federal Employee Retirement Income Security Act of 1974 (as amended), the California Family Rights Act, the California Labor Code, the California Workers’ Compensation Act, and the California Fair Employment and Housing Act.  However, the following rights or claims are not included in this release: (a) any rights or claims for indemnification the Executive may have pursuant to any written indemnification agreement with the Company or its affiliates to which the Executive is a party, the charter, bylaws or operating agreements of the Company or its affiliates, or under applicable law;  (b) any rights which cannot be waived as a matter of law or (c) any obligations incurred under this Section.  In addition, the Executive understands that nothing in this Section prevents him from filing, cooperating with or participating in any proceeding before the Equal Employment Opportunity Commission, the U.S. Department of Labor, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give the Executive the right to recover any monetary damages against the Company; his release of claims herein bars the Executive from recovering such monetary relief from the Company).

The Executive hereby represents and warrants that, other than the claims identified in this paragraph, the Executive is not aware of any claims he has or might have that are not included in the Section.  The Executive acknowledges that he has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Executive, being aware of this code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

The Executive hereby represents that the Company has paid or provided all salary, wages, bonuses, leaves, accrued vacation/paid time off, interest, severance, fees, reimbursable expenses, stock, stock options, vesting and any and all other benefits and compensation due to him but only to the extent such amounts are due and payable as of the date of this Agreement. The Executive further represents he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other releases identified in this Section.  The Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other releasees.

The Executive understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other releasees identified in this Section. The Executive acknowledges that: (a) he has read this Section; (b) he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or have elected not to retain legal counsel; (c) he understands the terms and consequences of this Agreement and of the releases it contains; and (d) he is fully aware of the legal and binding effect of this Agreement.

4. Confidential Information and Inventions.  The Executive has previously signed a Proprietary Information and Inventions Assignment Agreement (the “Proprietary Information Agreement”), the terms of which continue in full force and effect following the Separation Date. In addition, nothing in this Agreement modifies any obligation created by statutory or common law to protect any intellectual property or proprietary information of Company.

5. Tax Reporting; Disclaimer of Tax Advice.  The Executive acknowledges and agrees that the Company, and its respective agents, representatives, employees and attorneys, have made no representations to him regarding the tax consequences of any amounts received pursuant to this Agreement. The Executive acknowledges and agrees that he is solely and individually responsible for his own tax reporting, payments and liabilities and if the tax characterization with regard to any amounts received pursuant to this Agreement is challenged by any governmental taxing authority, he will indemnify, hold harmless and defend the Company, and any attorney, agent or employee thereof, from any and all claim, tax liability, related interest or penalties, costs and expenses, including attorneys’ fees, caused by or which may be levied upon the Company as a result of the payment of any amounts paid by the Company under this Agreement.  The Parties further agree that the terms of this Agreement are not contingent upon any particular tax characterization of the payment described in this Agreement.  The Executive agrees that neither the Company (or any agent, representative, employee or attorney thereof) has any duty to defend against any tax claim, levy or assessment, whether or not such tax claim, levy or assessment is based on existing tax law and regulations or as such laws or regulations may in the future be amended, or interpreted by the taxing authorities.

6. Non-Disparagement. The Executive, on the one hand, and the members of the Company’s Board of Directors, on the other hand, each understand and agree that they will not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client, customer of the Company or other person or entity regarding the other party or, with respect to the Company, about any of the Company’s directors, officers, employees, agents or representatives or about the Company’s business affairs and financial condition.

7. Amendment.  This Agreement will be binding upon the Parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties hereto.  This Agreement is binding upon and will inure to the benefit of the Parties and their respective agents, assigns, heirs, executors, successors and administrators.

8. Waiver of Rights.  No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion will be effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

9. Validity.  Should any provision of this Agreement be declared or be determined to be illegal or invalid, the validity of the remaining parts, terms or provisions will not be affected thereby and said illegal or invalid part, term or provision will be deemed not to be a part of this Agreement.

10. Nature of Agreement.  The Parties understand and agree that this Agreement is a severance agreement and does not constitute an admission of liability or wrongdoing by either Party.

11. Voluntary Assent.  The Executive affirms that no other promises or agreements of any kind have been made to or with the Executive by any person or entity whatsoever to cause the Executive to sign this Agreement.  The Executive affirms that he fully understands the meaning and intent of this Agreement.  The Executive further states and represents that he has carefully read this Agreement, including any Exhibits, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

12. Cooperation.  The Executive agrees, without further consideration, to execute and perform such other documents and acts as are reasonably required to facilitate the terms of this Agreement, and the intent thereof, and to cooperate in good faith to effectuate the provisions of this Agreement, including without limitation, the protection or assignment of intellectual property rights.

13. Older Workers Benefits Protection Act Disclosure and Waiver.  The Executive is at least 40 years old, and in accordance with the Age Discrimination in Employment Act and Older Workers' Benefit Protection Act (collectively, the “ADEA”), he acknowledges that:

(1) He has been advised in writing to consult with an attorney prior to executing this Agreement, and has had the opportunity to do so;

(2) He is aware of certain rights to make claims for age discrimination to which he may be entitled under the ADEA, and understands that by signing this Agreement he is giving up any rights to assert or sue for such claims;

(3) In exchange for executing this Agreement and the release it contains, he will receive the severance benefits described above to which he would otherwise not be entitled;

(4) By signing this Agreement, he will not waive rights or claims under the ADEA which may arise after the execution of this Agreement;

(5) He has been given a period of at least twenty-one (21) days to consider this Agreement, and understands that if he revokes this Agreement (as described below), he will not receive the severance benefits described above.  If Executive is signing this Agreement after less than twenty-one (21) days review, he acknowledges that he is doing so voluntarily and expressly waiving his right to take twenty-one (21) days to review it; and

(6) The Executive further acknowledges that he will have a period of seven (7) days from the date of execution in which to revoke this Agreement by written notice to the Company’s SVP for Human Resources.  In the event the Executive does not exercise his right to revoke this Agreement, the release and waivers given above will become effective on the date immediately following the seven (7) day revocation period described above.  If the Executive exercises his right to revoke this Agreement, the Company will have no obligations to pay the severance benefits described above, nor any obligations to pay the severance described in the Key Employee Severance Benefit Plan or any other agreement with the Company.

14. Applicable Law.  This Agreement will be interpreted and construed by the laws of the State of California, without regard to conflict of laws provisions.

15. Attorneys Fees.  In the event of any dispute concerning this Agreement, the prevailing Party will be entitled to recover its attorneys’ fees and costs, in addition to any other relief to which such Party may be entitled.

16. Entire Agreement.  This Agreement, including the Exhibits, contains and constitutes the entire understanding and agreement between the Parties hereto with respect to the Executive’s severance benefits and the settlement of claims against the Company, fully satisfies all of the Company’s obligations under the Key Employee Severance Benefit Plan, and cancels all previous oral and written negotiations, agreements and commitments in connection therewith. Except as expressly provided in this Agreement, the Executive will not receive any additional compensation, severance, or benefits from the Company or its affiliates on or after the Separation Date. Nothing in this Agreement eliminates any rights the Executive has to vested amounts under the Company’s 401(k) retirement plan

	“COMPANY”	“EXECUTIVE”

By:	/s/ Lori R. Rafield	/s/ Brian E. Ward
Brian E. Ward

	Date: June 23, 2014	Date: June 22, 2014

Exhibit A

Separation Date Release

In consideration for the promises and obligations of diaDexus, Inc., a Delaware corporation (the “Company”) set forth in the Transition Agreement between the Company and Brian E. Ward (the “Executive”) dated June ___, 2014 (the “Agreement”), the terms of which are incorporated by reference herein, and except as otherwise set forth in this Separation Date Release, the Executive hereby generally and completely releases the Company and its affiliates, and their respective parents, subsidiaries, successors, predecessors and affiliates, and their partners, members, directors, officers, employees, stockholders, agents, attorneys, insurers, affiliates and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct or omissions occurring at any time prior to and including the date of this Separation Date Release.  This general release includes, but is not limited to: (a) all claims arising out of or in any way related to the Executive’s employment with the Company and its affiliates, or their affiliates, or the termination of that employment; (b) all claims related to the Executive’s compensation or benefits, including but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options or any other ownership interests in the Company and its affiliates, or their affiliates; (c) all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing, and promissory estoppel; (d) all tort claims, including but not limited to, claims for fraud, defamation, libel, slander, personal injury, negligent or intentional misrepresentation, emotional distress and discharge in violation of public policy; and (e) all federal, state, provincial and local statutory claims, including but not limited to, claims for discrimination, harassment, retaliation, unfair business practices, attorneys’ fees or other claims arising under the federal Civil Rights Act of 1964 (as amended), the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Equal Pay Act, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Older Workers Benefit Protection Act,  the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, the Immigration Control and Reform Act, the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act (as amended), and the federal Employee Retirement Income Security Act of 1974 (as amended), the California Family Rights Act, the California Labor Code, the California Workers’ Compensation Act, and the California Fair Employment and Housing Act.

However, the following rights or claims are not included in this release: (a) any rights or claims for indemnification the Executive may have pursuant to any written indemnification agreement with the Company or its affiliates to which the Executive is a party, the charter, bylaws or operating agreements of the Company or its affiliates, or under applicable law;  (b) any rights which cannot be waived as a matter of law or (c) any obligations incurred under this Separation Date Release.  In addition, the Executive understands that nothing in this Separation Date Release prevents him from filing, cooperating with or participating in any proceeding before the Equal Employment Opportunity Commission, the U.S. Department of Labor, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give the Executive the right to recover any monetary damages against the Company; his release of claims herein bars the Executive from recovering such monetary relief from the Company).

The Executive hereby represents and warrants that, other than the claims identified in this Separation Date Release, the Executive is not aware of any claims he has or might have that are not included in the Separation Date Release.  The Executive acknowledges that he has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Executive, being aware of this code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

The Executive hereby represents that the Company has paid or provided all salary, wages, bonuses, leaves, accrued vacation/paid time off, interest, severance, fees, reimbursable expenses, stock, stock options, vesting and any and all other benefits and compensation due to him but only to the extent such amounts are due and payable as of the date of this Separation Date Release. The Executive further represents he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other releases identified in this Separation Date Release.  The Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other releasees.

The Executive understands and agrees that he executed this Separation Date Release voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other releasees identified in this Separation Date Release. The Executive acknowledges that: (a) he has read this Separation Date Release; (b) he has been represented in the preparation, negotiation, and execution of this Separation Date

Release by legal counsel of his own choice or have elected not to retain legal counsel; (c) he understands the terms and consequences of this Separation Date Release and of the releases it contains; and (d) he is fully aware of the legal and binding effect of this Separation Date Release.

The Executive is at least 40 years old, and in accordance with the Age Discrimination in Employment Act and Older Workers' Benefit Protection Act (collectively, the “ADEA”), he acknowledges that:

(1) He has been advised in writing to consult with an attorney prior to executing this Separation Date Release, and has had the opportunity to do so;

(2) He is aware of certain rights to make claims for age discrimination to which he may be entitled under the ADEA, and understands that by signing this Separation Date Release he is giving up any rights to assert or sue for such claims;

(3) In exchange for executing this Separation Date Release and the release it contains, he will receive the severance benefits described above to which he would otherwise not be entitled;

(4) By signing this Separation Date Release, he will not waive rights or claims under the ADEA which may arise after the execution of this Separation Date Release;

(5) He has been given a period of at least twenty-one (21) days to consider this Separation Date Release, and understands that if he revokes this Separation Date Release (as described below), he will not receive the severance benefits described above.  If Executive is signing this Separation Date Release after less than twenty-one (21) days review, he acknowledges that he is doing so voluntarily and expressly waiving his right to take twenty-one (21) days to review it; and

(6) The Executive further acknowledges that he will have a period of seven (7) days from the date of execution in which to revoke this Separation Date Release by written notice to the Company’s SVP for Human Resources.  In the event the Executive does not exercise his right to revoke this Separation Date Release, the release and waivers given above will become effective on the date immediately following the seven (7) day revocation period described above.  If the Executive exercises his right to revoke this Separation Date Release, the Company will have no obligations to pay the severance benefits described in the Agreement, nor any obligations to pay the severance described in the Key Employee Severance Benefit Plan or any other agreement with the Company.

/s/ Brian E. Ward
Brian E. Ward

Date: June 22, 2014